EXHIBIT 10.I

VALLEY NATIONAL BANCORP

BENEFIT EQUALIZATION PLAN

Amended and Restated Effective as of January 1, 2014

VALLEY NATIONAL BANCORP

BENEFIT EQUALIZATION PLAN

Valley National Bancorp hereby amends and restates the Valley National Bancorp Benefit Equalization Plan (the “Plan”) in its entirety effective November 21, 2013. The terms of this Plan are applicable only to Participants who are in the employ of the Company on or after January 1, 2009. This amendment and restatement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The purpose of this Plan is to attract and retain certain key officers by permitting them to enter into agreements with the Company which will provide for the payment of a supplemental benefit on retirement, Disability, death or a Change in Control.

The Plan is intended to constitute an excess benefit plan under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to that portion of the Plan which provides benefits in excess of Section 415 of the Code, and an unfunded pension plan maintained primarily for a select group of management or highly compensated employees with respect to all other benefits provided hereunder. The Plan makes-up the amount of the accrued benefits which cannot be provided under the Valley National Bank Pension Plan (the “Pension Plan”) as a result of the limitations under Section 401(a)(17) of the Code on the amount of compensation which can be taken into account under a qualified plan and the limitation under Section 415 of the Code on the amount of benefits which can be paid from a qualified plan. The Plan is not a qualified plan under the Code and benefits are paid directly by the Company out of its general assets.

ARTICLE I

Definitions

1.1 “Average Annual Compensation” shall mean the Participant’s highest average annual Compensation averaged over the five (5) highest calendar years with the Company, provided, however, that calendar years after 2014 shall not be taken into account for this purpose.

1.2 “Average Social Security Limit” shall mean one-twelfth of the average annual amount of wages covered under the Federal Insurance Contribution Act during the period of calendar years ending with the first year preceding such calculation date and starting with the later of the 35th year preceding such date or the year 1959. The Average Social Security Limit in effect for the 2013 Plan Year shall remain in effect and shall neither increase nor decrease for any future Plan Years.

1.3 “BEP Benefit” means the annual retirement benefit payable pursuant to the terms of this Plan.

1.4 “Board of Directors” means the Board of Directors of Valley National Bancorp.

1.5 “Change in Control” means any of the following events, provided that such event constitutes a “change in control” under Section 409A of the Code: (i) when Valley National Bancorp (“Valley”) or a Subsidiary acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of Valley or a Subsidiary or an employee benefit plan established or maintained by Valley, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of Valley representing more than twenty-five percent (25%) of the combined voting power of Valley’s then outstanding securities (a “Control Person”), (ii) upon the first purchase of Valley’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Valley, a Subsidiary or an employee benefit plan established or maintained by Valley, a Subsidiary or any of their respective affiliates), (iii) the consummation of (A) a transaction, other than a Non-Control Transaction, pursuant to which Valley is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (B) a sale or disposition of all or substantially all of Valley’s assets or (C) a plan of liquidation or dissolution of Valley, (iv) if during any period of two (2) consecutive years, individuals (the “Continuing Directors”) who, at the beginning of such period constitute the Board, cease for any reason to constitute at least 60% thereof or, following a Non-Control Transaction, 60% of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non-Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director, or (v) upon a sale of (A) common stock of the Valley National Bank, a Subsidiary (the “Bank”), if after such sale any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than Valley, an employee benefit plan established or maintained by Valley or a Subsidiary, or an affiliate of Valley or a Subsidiary, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business). No person shall be considered a Control Person for purposes of clause (i) above if (A) such person is or becomes the beneficial owner, directly or indirectly, of more than ten percent (10%) but less than twenty-five percent (25%) of the combined voting power of Valley’s then outstanding securities if the acquisition of all voting securities in excess of ten percent (10%) was approved in advance by a majority of the Continuing Directors then in office or (B) such person acquires in excess of ten percent (10%) of the combined voting power of Valley’s then outstanding voting securities in violation of law and by order of a court of competent jurisdiction, settlement or otherwise, disposes or is required to dispose of all securities acquired in violation of law. For purposes of this paragraph: (I) Valley will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Valley or any successor to Valley; (II) “Non-Control Transaction” means a transaction in which Valley is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing that at least 60% of the directors of the Surviving Corporation immediately after the transaction are persons who were directors of Valley on the day before the first public announcement relating to the transaction; (III) the “Surviving Corporation” in a transaction in which Valley becomes the subsidiary of another corporation is the ultimate parent entity of Valley or Valley’s successor; (IV) the “Surviving Corporation” in any other transaction pursuant to which Valley is merged with or into another corporation is the surviving or resulting corporation in the merger or consolidation; and (V) the capitalized term “Subsidiary” means any corporation in an unbroken chain of corporations, beginning with Valley, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.6 “Company” means Valley National Bancorp, Valley National Bank, any successors thereto, and any of the Company’s subsidiaries which adopts the Plan with the consent of the Board of Directors.

1.7 “Compensation” shall mean Participants’ annual rate of base earnings paid to them for each calendar year effective as of each January 1. For the 2014 calendar year,

Compensation shall mean Participant’s annual rate of base earning paid to them as of December 31, 2013. In addition, Compensation shall include all cash bonus awards to Participants in a given calendar year, regardless of when such bonus awards are paid out; provided however, that such bonus awards shall exclude any amount of a bonus award which has been clawed back under the Company’s claw back policy.

1.8 “Compensation Committee” means the Human Resources and Compensation Committee of the Board of Directors.

1.9 “Disability” or “Disabled” shall mean, with respect to a Participant, that the Participant has become mentally or physically disabled such that the Participant is, or is reasonably expected to be, unable to perform the usual and customary duties of the Participant’s position for a period of long and continued duration. For this purpose, the determination of a Participant’s Disability shall be determined by the Compensation Committee, in its sole but reasonable discretion. The Compensation Committee shall consult with one physician of its choosing and one physician of the subject Participant’s choosing in helping it to determine the existence and extent of the Participant’s Disability.

1.10 “Effective Date” of this amendment and restatement shall mean November 21, 2013.

1.11 “Eligible Employee” means an officer employed by the Company who is a participant in the Pension Plan and whose Compensation exceeds the limit on compensation under Section 401(a)(17) of the Code.

1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13 “Normal Retirement Date” means the Normal Retirement Date as defined in the Pension Plan.

1.14 “Participant” means an Eligible Employee who becomes a Participant pursuant to Article II.

1.15 “Participation Agreement” means the written agreement between the Company and the Participant setting forth certain provisions related to the Plan, incorporating the terms and conditions of the Plan and authorizing an Eligible Employee’s participation in the Plan.

1.16 “Payment Election” means the Participant’s election as to the time and form of payment of such Participant’s BEP Benefit upon a Termination from Employment.

1.17 “Pension Plan” means the Valley National Bank Pension Plan.

1.18 “Pension Plan Benefit” means the annual retirement benefit payable to or on account of a Participant from the Pension Plan.

1.19 “Plan” means this Valley National Bancorp Benefit Equalization Plan, as set forth herein, as amended from time to time.

1.20 “Plan Administrator” means the Valley National Bancorp or any committee designated by the Board of Directors.

1.21 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.22 “Separation from Service” shall occur when the Participant dies, retires, or otherwise has a Termination from Employment (as defined under Section 409A of the Code) with the Company.

1.23 “Years of Credited Service” means years of Credited Service as defined in the Pension Plan. Notwithstanding the foregoing, no Years of Credited Service shall be credited to any Participant after December 31, 2013. Furthermore, Years of Credited Service shall be calculated as provided in the Pension Plan in existence on December 31, 2013, except that additional Years of Credited Service not calculated under the Pension Plan shall be added under the following provisos, so long as the aggregate number of Years of Credited Service for any such Participant does not exceed forty (40); (i) a Participant who served as a chief executive officer of a bank that the Company acquired after 1990 and who became an executive vice president of the Company upon the acquisition of said bank, shall be credited with additional Years of Credited Service equal to 25% of the number of years such Participant served as the acquired bank’s chief executive officer, rounded up to the next whole year, not in excess of two (2) Years of Credited Service; (ii) a Participant who has a date of hire with the Company on or before December 31, 1977, and who is an executive vice president on February 20, 2009, shall be credited with an additional five (5) Years of Credited Service; and (iii) with respect to a Participant who is a party to a change in control agreement with the Company on December 31, 2013, if a Change in Control occurs after December 31, 2013 and the effective date of such Participant’s termination of employment without Cause or resignation for Good Reason occurs during the Contract Period, such Participant shall be credited with an additional number of Years of Credited Service (not to exceed three (3) years) equal to the additional number of Years of Credited Service that the Participant was entitled to receive under the change in control agreement if Years of Credited Service had not ceased to be credited after December 31, 2013 (for purposes of this proviso (iii), the terms “Cause”, “Good Reason” and “Contract Period” have the meanings set forth in the Participant’s change in control agreement with the Company in effect on December 31, 2013).

1.24 “Years of Continuous Service” means years of Continuous Service as defined in the Pension Plan. Notwithstanding the foregoing, a Participant who served as a chief executive officer of a bank that the Company acquired after 1990 and who became an executive vice president of the Company upon the acquisition of said bank, shall be credited with additional Years of Continuous Service equal to 25% of the number of years such Participant served as the acquired bank’s chief executive officer, rounded up to the next whole year, not in excess of 2 years.

1.25 Any defined term which is not set forth in Article I of this Plan, shall be defined pursuant to the terms of the Pension Plan.

1.26 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan unless otherwise specified.

ARTICLE II

Participation

Any Eligible Employee who was a Participant in this Plan on the day prior to the date the Board of Directors adopts this amendment and restatement shall remain a Participant herein. Each other Eligible Employee shall become a Participant on the first day of the month following appointment to the Plan by the Compensation Committee and execution of a Participation Agreement. The Compensation Committee shall, in its sole and absolute discretion, select which Eligible Employees shall be appointed as Participants. The decision of the Compensation Committee shall be conclusive and binding on all persons. A Participant shall remain a Participant hereunder until the later of the Participant’s Separation from Service or the date the Participant is no longer entitled to benefits under the Plan. Notwithstanding anything to the contrary above, no Eligible Employee shall become a Participant after December 31, 2013.

ARTICLE III

BEP Benefit

3.1 Amount of BEP Benefit. Each Participant who qualifies for a normal, early, disability or deferred retirement benefit under the Pension Plan, or who has completed at least five Years of Continuous Service under the Pension Plan and is entitled to an immediately distributable benefit from the Pension Plan, shall be entitled to a BEP Benefit equal to (a) minus (b) as follows:

(a)	The sum of:

(i)	.75% of the Participant’s Average Annual Compensation not in excess of such Participant’s Average Social Security Limit multiplied by such Participant’s Years of Credited Service up to 40; plus

(ii)	1.25% of the Participant’s Average Annual Compensation in excess of such Participant’s Average Social Security Limit multiplied by such Participant’s Years of Credited Service up to 40, expressed as a straight life annuity with no ancillary benefits;

minus

(b)	the Participant’s Pension Plan Benefit expressed as a straight life annuity with no ancillary benefits.

The amount calculated pursuant to Section 3.1(a) shall be adjusted as set forth in the Pension Plan for any Participant who is entitled to an early or disability retirement benefit under the Pension Plan. The amount calculated pursuant Section 3.1(a) shall be further adjusted in accordance with the assumptions presented in Appendix A of this Plan if the Participant has deferred retirement beyond the April 1st following the year in which he or she attains age 70 1⁄2. A Participant who terminates employment prior to age 65, shall be entitled to an unreduced BEP Benefit if the sum of such Participant’s age and Years of Credited Service as of such termination date equals or exceeds 80. A Participant’s unreduced BEP Benefit shall commence in accordance with Section 6.2.

Notwithstanding anything to the contrary herein or elsewhere in the Plan, all BEP Benefits of Participants shall be frozen as of December 31, 2013 and shall not increase on or after January 1, 2014, except as provided in Section 1.1 with respect to bonus awards for 2013 that are paid in 2014 and in Section 1.23 with respect to additional Years of Credited Service for certain Participants.

3.2 Benefits Upon Reemployment. If a Participant is rehired after commencing payment of such Participant’s BEP Benefit, payments shall continue during such period of reemployment. The BEP Benefit payable to a Participant after a subsequent Separation from Service shall be the additional benefits computed in accordance with Section 3.1 of the Plan insofar as additional employment entitles the Participant to additional benefits.

ARTICLE IV

Vesting

A Participant shall be fully vested in such Participant’s BEP Benefit: provided, however, that the Participant’s rights to benefits under this Plan shall be forfeited under the following circumstances: (i) the Participant’s employment with the Company is terminated on account of an act of fraud, larceny, misappropriation or embezzlement committed against the Company; or (ii) the Participant’s employment with the Company is terminated for any reason, voluntarily or involuntarily. Notwithstanding the foregoing, the Participant’s right to benefits under this Plan shall not be forfeited under clause (ii) above if a Participant’s employment terminates (voluntarily or involuntarily) (A) as a result of the Participant’s death or Disability, or (B) on or after the earlier of the Participant’s attainment of age 55 or completion of 25 Years of Continuous Service, or (C) after a Change in Control.

ARTICLE V

Death Benefits

5.1 Preretirement Survivor Annuity. In the event that a vested Participant is married and dies before commencing payment of such Participant’s BEP Benefit, the Participant’s spouse may be entitled to a Preretirement Survivor Annuity. If the Participant is actively employed on such Participant’s date of death, the Preretirement Survivor Annuity is payable for the spouse’s life and equal to the survivor benefit that the spouse would have received had the Participant elected and commenced the BEP Benefit in the form of a joint and 66 2⁄3% survivor annuity on the later of (a) the day before the Participant’s death, or (b) the day before the date that the Participant would have attained age 55 if the Participant lived. If the Participant has Terminated from Employment prior to such Participant’s death, the Preretirement Survivor Annuity shall be equal to the survivor benefit under the form of payment elected by the Participant. Notwithstanding the foregoing, if on the date that the Participant’s BEP Benefit would otherwise commence to the surviving spouse pursuant to Section 5.2 of the Plan, the lump sum present value of such Participant’s BEP Benefit is less than the amount specified in Section 402(g) of the Code, payment of the Participant’s BEP Benefit shall be paid in a lump sum on the date specified in Section 5.2 of the Plan. For purpose of the preceding sentence, all other non-qualified deferred compensation plans of the Company shall be aggregated with this Plan to the extent required by Section 409A of the Code.

If the Participant elected a single life annuity, no Preretirement Survivor Annuity shall be payable to the surviving spouse.

5.2 Payment of a Preretirement Survivor Annuity. If the Participant is at least age 55 on the date of such Participant’s death, payment of the Preretirement Survivor Annuity shall commence, or be paid in the case of a lump sum, on the first business day of the month following the Participant’s death, but in no event later than 90 days following the Participant’s death. If the Participant has not attained age 55 on the date of such Participant’s death, payment of the Preretirement Survivor Annuity shall commence, or be paid in the case of a lump sum, on the first business day of the month following the date that the Participant would have attained age 55 if such Participant had lived, but in no event later than 90 days following the date the Participant would have attained age 55 if such Participant had lived. Payments under the Preretirement Survivor Annuity shall cease upon the death of the surviving spouse.

5.3 Exceptions to the Payment of a Preretirement Survivor Annuity. A Preretirement Survivor Annuity shall not be payable in the event of the Participant’s death if:

(a)	The Participant is not married on the date of death;

(b)	The Participant and the Participant’s spouse have not been married throughout the one-year period preceding the Participant’s death;

(c)	The Participant has incurred a Termination from Employment and elected to have such Participant’s BEP Benefit paid in the form of a single life annuity, or

(d)	The Participant has commenced payment of the Participant’s BEP Benefit.

ARTICLE VI

Form of Payment

6.1 Payment Election. Participants who have not commenced payment of their BEP Benefits on or before December 31, 2008 shall make elections as to the time and form of payment of their BEP Benefits no later than December 31, 2008. Eligible Employees who become Participants in the Plan after December 31, 2008, shall make elections as to the time and form of payment of their BEP Benefit upon becoming Participants in the Plan.

Participants may make one subsequent election as to the time of payment of their BEP Benefits. The election must be made at least twelve months prior to the date that payments would have commenced but for the subsequent election, and payments shall not commence before the date that is five years after the date that payments would have commence but for the subsequent election.

6.2 Commencement of BEP Benefit. Payment of a Participant’s BEP Benefit shall commence, or be paid in the case of a lump sum, on the later of (a) the first business day of the seventh month following the Participant’s Termination from Employment, (b) the first business day of the month following the Participant’s attainment of age 55, or (c) the date specified by the Participant in the Payment Election.

In the event that payment is made under subsection (a), payment of the Participant’s BEP Benefit shall commence no later than the later of (i) December 31 of the calendar year which includes the date that is the first business day of the seventh month following the Participant’s Termination from Employment, and (ii) the fifteenth day of the third calendar month following the date that is the first business day of the seventh month following the Participant’s Termination from Employment. If a Participant’s BEP Benefit is paid in the form of an annuity, on the first day of the seventh month following the Participant’s Termination from Employment, such Participant shall receive a lump sum payment equal to the payments that would have been paid if the BEP Benefit annuity payments had commenced on the first day of the month following the Participant’s Termination from Employment, adjusted for interest. Interest shall be the six-month certificate of deposit rate based on the average of New Jersey banks on the date of the Participant’s Termination from Employment.

In the event that payment is made under subsection (b), payment of the Participant’s BEP Benefit shall commence no later than the later of (i) December 31 of the calendar year in which the Participant attained age 55, or (ii) the fifteenth day of the third calendar month following the date that the Participant attained age 55.

In the event that payment is made under subsection (c), payment of the Participant’s BEP Benefit shall commence no later than the later of (i) December 31 of the calendar year which includes the date specified by the Participant in the Payment Election, or (ii) the fifteenth day of the third calendar month following the date specified by the Participant in the Payment Election.

6.3 Forms of Payment.

(a)	Participants shall elect to have their BEP Benefits paid in one of the following forms of payment:

(i)	Single life annuity;

(ii)	Joint and 50% survivor annuity;

(iii)	Joint and 66 2⁄3% survivor annuity;

(iv)	Joint and 75% survivor annuity;

(v)	Joint and 100% survivor annuity;

(vi)	Five-year period certain annuity; and

(vii)	Ten-year period certain annuity.

The forms of payment set forth in subsections (ii) through (vii) above shall be actuarially equivalent to the single life annuity.

(b)	A Participant who elects a form of payment other than a single life annuity shall designate a beneficiary. A married Participant shall be permitted to designate a non-spousal beneficiary without the consent of such Participant’s spouse.

(c)	Prior to commencement of payment of a Participant’s BEP Benefit, the Participant may elect a different form of annuity, provided that the payment forms are actuarially equivalent. Such a change in annuity shall not be considered a change in the time and form of a payment under Section 409A of the Code.

(d)	If on the date that the Participant’s BEP Benefit would otherwise commence pursuant to Section 6.2 of the Plan, the lump sum present value of such Participant’s BEP Benefit is less than the amount specified in Section 402(g) of the Code, payment of such Participant’s BEP Benefit shall be paid in a lump sum on the date specified in Section 6.2 of the Plan. For purpose of this subsection (d), all other non-qualified deferred compensation plans of the Company shall be aggregated with this Plan to the extent such aggregation is required by Section 409A of the Code.

6.4 Default Election. In the event Participant incurs a Termination from Employment and has not made a Payment Election, such Participant’s BEP Benefit shall be paid as a single life annuity (if the Participant is not married on the date of such Participant’s Termination from Employment) or a joint and 66 2⁄3% survivor annuity (if the Participant is married on the date of such Participant’s Termination from Employment).

Payment of a Participant’s BEP Benefit shall commence, or be paid in the case of a lump sum, on the later of (a) the first business day of the seventh month following the Participant’s Termination from Employment, (b) the first business day of the month following the Participant’s attainment of age 55, or (c) the date specified by the Participant in such Participant’s Payment Election. Payment of the Participant’s BEP Benefit under subsection (a) above shall commence on the first business day of the seventh month following the date of the Participant’s Termination from Employment. With respect to BEP Benefit payments made under subsection (a) above, on the first business day of the seventh month following the date of the Participant’s Termination from Employment, the Participant shall receive a lump sum payment equal to the payments that would have been paid if the BEP Benefit annuity payments had commenced on the first day of the month following the Participant’s Termination from Employment, adjusted for interest. Interest shall be the six-month certificate of deposit rate based on the average of New Jersey banks on the date of the Participant’s Termination from Employment.

6.5 Payment upon a Change in Control. Each Participant in the Plan who has not commenced payment of such Participant’s BEP Benefit on or before December 31, 2008 may make an election no later than December 31, 2008 as to whether such Participant’s BEP Benefit shall be paid in a lump sum upon a Change in Control. Each Participant who is receiving annuity payments under the Plan may make an election no later than December 31, 2008 as to whether such Participant’s remaining BEP Benefit shall be paid in a lump sum upon a Change in Control. An Eligible Employee who becomes a Participant in the Plan after December 31, 2008 may make an election upon becoming a Participant in the Plan as to whether such Participant’s BEP Benefit shall be paid in a lump sum upon a Change in Control.

The lump sum payment shall be made on the first business day of the month following the Change in Control, but in no event later than the later of (i) December 31 of the calendar year which includes the Change in Control, or (ii) the fifteenth day of the third calendar month following the Change in Control. Payment under this Section 6.5 of the Plan shall be made regardless of whether the Participant has incurred a Separation from Service. The amount of the lump sum payment shall be equal to the present value (calculated using the discount rate set forth in Section (b) of Appendix A) of the lump sum payable at the Participant’s normal retirement age (as defined under the Pension Plan).

If a Participant elects to have the BEP Benefit paid in a lump sum upon a Change in Control, such Participant shall cease to accrue a benefit under the Plan upon a Change in Control, except to the extent otherwise provided in an individual agreement. Payment of any additional BEP Benefit shall be paid in a lump sum on the first business day of the month following the Participant’s Termination from Employment, provided that Termination of Employment occurs not more than two years following Change in Control. If the Participant’s Termination from Employment occurs more than two years following a Change in Control, the Participant’s BEP Benefit shall be paid in accordance with the Participant’s Payment Election.

ARTICLE VII

Administration

7.1 Plan Administrator. The Plan Administrator shall supervise the daily management and administration of the Plan. The Plan Administrator shall serve without compensation.

7.2 Responsibilities and Powers of the Plan Administrator. The Plan Administrator shall have the responsibility:

(a)	To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Plan Administrator hereby or necessary to carry out the provisions thereof.

(b)	To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

(c)	To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan.

7.3 Operation of the Plan Administrator. In carrying out the Plan Administrator’s functions hereunder:

(a)	The Plan Administrator may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof. The Plan is intended to be compliant with the requirements of Section 409A of the Code, and shall be interpreted and administered accordingly.

(b)	If the Plan Administrator is a committee, all acts and decisions of the Plan Administrator shall be approved by a majority of the members of the committee. All decisions shall apply uniformly to all Participants in like circumstances. Written records shall be kept of all acts and decisions.

(c)	If the Plan Administrator is a committee, the Plan Administrator may authorize one or more of its members to act on its behalf. The Plan Administrator may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a member of the committee.

(d)	The Plan Administrator shall have the right to hire, at the expense of the Company, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

7.4 Indemnification. In addition to any other indemnification that a fiduciary, including but not limited to a member of the Plan Administrator or Compensation Committee, is entitled to, the Company shall indemnify such fiduciary from all claims for liability, loss or damage

(including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to this Plan.

ARTICLE VIII

Miscellaneous

8.1 Benefits Payable by the Company. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company, at its option, may maintain one or more book-keeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it in meeting with obligations. Any such investments shall be assets of the Company subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

8.2 Amendment or Termination.

(a)	The Board of Directors reserves the right to amend, modify, restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Participant’s BEP Benefit accrued as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Participant’s accrued BEP Benefit cannot be amended without the consent of all Participants (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Plan Administrator or Compensation Plan Administrator, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan the Plan Administrator or Compensation Plan Administrator.

(b)	Notwithstanding anything in the Plan to the contrary, the Board of Directors may change the 6% cap on the interest rate specified in Appendix A of the Plan, provided that all Participants (including those who have retired) consent in writing to such change.

(c)	If the Plan is terminated, a determination shall be made of each Participant’s BEP Benefit as of the Plan termination date (determined in accordance with Section 8.2(a)). The amount of such benefits shall be payable to the Participant at the time it would have been payable under Article VI if the Plan had not been terminated, but in no event later than the date specified in Section 409A of the Code. No interest shall be credited on a BEP Benefit.

8.3 Status of Employment. Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Participant or to treat a Participant without regard to the effect which such treatment might have upon such Participant as a Participant of the Plan.

8.4 Payments to Minors and Incompetents. If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Plan Administrator might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.5 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

8.6 Arbitration. The parties agree that any dispute or claim arising out of or relating to this Plan, including whether such disputes or claims are arbitrable, will be settled by binding arbitration. The arbitration proceeding will be conducted before a single arbitrator at a location within the State of New Jersey convenient to the parties and under the rules of the American Arbitration Association. The decision or award of the Arbitrator made under these rules shall be exclusive, final and binding on both parties, their beneficiaries, executors, administrators, successors and assigns. This arbitration procedure may be invoked by written notice to the American Arbitration Association stating with particularity the issue proposed for arbitration. A copy of that written notice shall be served upon the other party by registered mail. In the event of a Change in Control as defined in the Participation Agreement, this Section 8.6 will cease to apply.

8.7 Governing Law. Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

APPENDIX A

ACTUARIAL ASSUMPTIONS

For purposes of determining the amount of a participant’s BEP Benefit paid as an annuity described in Section 6.3 of the Plan or under Article V of the Plan, the following actuarial assumptions shall be used:

(a)	Mortality Table: The Uninsured Pensioner 1994 Mortality Table (UP-94) for males

(b)	Interest Rate: Eight percent (8.00%) per annum, compounded annually

For purposes of determining the amount of a Participant’s BEP Benefit paid as a lump sum, the following actuarial assumptions shall be used:

(a)	The Applicable Mortality Table, as defined under the Pension Plan; and

(b)	The lesser of:

(i)	The Applicable Interest Rate determined as of the end of the calendar month immediately preceding the month the lump sum payment is made, or

(ii)	6%.

The Applicable Interest Rate shall have the same meaning as such term has under the Pension Plan, except that the Applicable Interest Rate under the Plan shall be determined as of the date specified in subsection (i) rather than the date specified in the Pension Plan.

For purposes of determining actuarial increases beyond April 1 of the year after a participant attains age 70 1⁄2, the following actuarial assumptions shall be used:

(a)	Mortality Table: The RP-2000 Generational White Collar Table, projected Scale BB, blended 60% Male & 40% Female

(b)	Interest Rate: Zero percent (0.00%) per annum, compounded annually

IN WITNESS WHEREOF, Valley National Bank has caused this amended and restated Plan to be adopted, generally effective as of January 1, 2014 signed as of the 27th day of December 2013.